EXHIBIT 21

Forest Laboratories, Inc.

List of Subsidiaries

Subsidiary	Jurisdiction of Incorporation

Cerexa, Inc.	Delaware
Commack Properties, Inc.	Delaware
FL Cincinnati I, Inc.	Delaware
FL Holding CV	Netherlands
FLI International LLC	Delaware
Forest Laboratories Product Corp.	Delaware
Forest Deutsche	Germany
Forest Finance B.V.	Netherlands
Forest Healthcare B.V.	Netherlands
Forest Laboratories Canada, Inc.	Canada
Forest Laboratories Holdings Limited	Republic of Ireland
Forest Laboratories Ireland Ltd.	Republic of Ireland
Forest Laboratories UK Ltd.	United Kingdom
Forest Nederland	Netherland
Forest Osterreich	Austria
Forest Pharmaceuticals, Inc.	Delaware
Forest Pharmaceutical Puerto Rico	Puerto Rico
Forest Research Institute, Inc.	New Jersey
Forest Switzerland	Switzerland
Forest Tosara Ltd.	Republic of Ireland
FRXC Company, Inc.	Delaware
Dogwood Acquisition Corp	Delaware
Inwood Laboratories, Inc.	New York
Pharmax Holding Ltd.	United Kingdom
Pharmax Limited	United Kingdom
Tosara Exports Ltd.	Republic of Ireland